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                                                                     Exhibit 4.2


                   AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT
                   ---------------------------------------

          Amendment No. 1, dated as of August 27, 1997 (the "Amendment"), between Culligan Water Technologies, Inc., a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company, a New York corporation (the "Rights Agent").

          WHEREAS, the Company and The First National Bank of Boston, a national banking association, entered into a Rights Agreement, dated as of September 13, 1996 (the "Rights Agreement"), and that since the date the Rights Agreement was executed, The First National Bank of Boston has resigned as Rights Agent and American Stock Transfer and Trust Company has been appointed as the successor Rights Agent; and

          WHEREAS, in accordance with Section 26 of the Rights Agreement, the Company desires to amend the Rights Agreement and to set forth the terms of the amendments in this Amendment;

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

          Section 1.  Amendment of Definition of "Final Expiration Date".
Section 7(a) of the Rights Agreement is amended to delete the phrase "September 13, 1997" and to substitute in its place "September 13, 1998."

          Section 2. Amendment of Definition of "Exempted Person". Section 1(g) of the Rights Agreement is amended by adding immediately after the words "Common Stock outstanding on September 3, 1996" and before the comma and words "and such Person's Affiliates and Associates" the following parenthetical clause:

     "(other than a Person who did not continue to be the Beneficial Owner, as of August 27, 1997, of securities representing fifteen percent (15%) or more of the outstanding shares of Common Stock outstanding on August 27,
     1997)"
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          Section 3.  Amendment of Capital Requirement for Rights Agent.
Section 21 of the Rights Agreement is amended to delete the phrase "$50,000,000" and to substitute in its place "$10,000,000."

          Section 4. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

                             CULLIGAN WATER TECHNOLOGIES, INC.


                             By /s/ Edward A. Christensen
                                -------------------------------
                                Name: Edward A. Christensen
                                Title: Vice President


                             AMERICAN STOCK TRANSFER AND
                             TRUST COMPANY


                             By /s/ Herbert J. Lemmer
                                -------------------------------
                                Name: Herbert J. Lemmer
                                Title: Vice President

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